                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                   ALTEON INC.
                         -------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         -------------------------------
                          Title of Class of Securities)

                                    02144G107
                         -------------------------------
                                 (CUSIP Number)

                                December 31, 2001
                         -------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[X]        Rule 13d-1(b)

[X]        Rule 13d-1(c)

[_]        Rule 13d-1(d)




/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP NO. 02144G 10 7               13G                        Page 2 of 9 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioEquities Adviser LLC

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]

                                                                        (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           1,385,000 (1)
             EACH
       REPORTING PERSON          -----------------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 -----------------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        1,385,000 (1)

                                 -----------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,385,000 (1)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP NO. 92829S104                 13G                        Page 3 of 9 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioEquities Master Fund L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]

                                                                        (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Bermuda

--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           1,385,000 (1)
             EACH
       REPORTING PERSON          -----------------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 -----------------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        1,385,000 (1)

                                 -----------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,385,000 (1)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP NO. 02144G 10 7               13G                        Page 4 of 9 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioEquities GP L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]

                                                                        (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           1,385,000 (1)
             EACH
       REPORTING PERSON          -----------------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 -----------------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        1,385,000 (1)

                                 -----------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,385,000 (1)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP NO. 02144G 10 7               13G                        Page 5 of 9 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioEquities GP LLC

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]

                                                                        (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           1,385,000 (1)
             EACH
       REPORTING PERSON          -----------------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 -----------------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        1,385,000 (1)

                                 -----------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,385,000 (1)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP NO. 02144G 10 7               13G                        Page 6 of 9 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Capital II GP LLC

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]

                                                                        (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           1,385,000 (1)
             EACH
       REPORTING PERSON          -----------------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 -----------------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        1,385,000 (1)

                                 -----------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,385,000 (1)

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

Item 1(a).        Name of Issuer:
                  --------------

                  Alteon Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  170 Williams Drive, Ramsey NJ 07446

Item 2(a).        Names of Person Filing:
                  ----------------------

                  MPM BioEquities Adviser LLC
                  MPM BioEquities Master Fund L.P.
                  MPM BioEquities GP L.P.
                  MPM BioEquities GP LLC
                  MPM Capital II GP LLC


Item 2(b).        Business Mailing Address for the Person Filing:
                  ----------------------------------------------

                  c/o MPM Capital L.P.
                  601 Gateway Blvd., Suite 350
                  South San Francisco, CA 94080

Item 2(c).        Citizenship:
                  -----------

                  All entities were organized in Delaware, except MPM BioEquities Master Fund L.P., which was formaed under the laws of Bermuda.

Item 2(d).        Title of Class of Securities:
                  ----------------------------

                  Common Stock

Item 2(e).        CUSIP Number:
                  ------------

                  02144G107
                  ---------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
        -------------------------------------------------------------------
        check whether the person filing is a:
        -------------------------------------

                  MPM BioEquities Adviser LLC is an investment adviser in accordance with Rule 13d-1(b) (1) (ii) (E).

Item 4.  Ownership:
         ---------

                  (a)      Amount Beneficially Owned:

                           1,385,000 shares of Common Stock (1)

                  (b)      Percent of Class Owned:

                               5.1%

                  (c)      Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote:
                                    1,385,000 shares of Common Stock (1)

                           (ii)  shared power to vote or to direct the vote:
                                    None

                           (iii) sole power to dispose or to direct the
                                 disposition of:
                                    1,385,000 shares of Common Stock (1)

                           (iv) shared power to dispose or to direct the
                                disposition of:
                                    None

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                  Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company:
         ---------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable

Item 10. Certification:
         -------------

                  Not Applicable

(1) (1) Includes shares held through entities advised and/or managed by MPM BioEquities Adviser LLC ("MPM BioEquities Adviser") and the general partners and control person of such entities. MPM BioEquities Adviser is controlled by MPM Capital II GP LLC and is the adviser of MPM BioEquities Master Fund L.P., the direct and indirect general partners of which are MPM BioEquities GP L.P. and MPM BioEquities GP LLC. 1,385,000 of the shares are held of record by MPM BioEquities Master Fund L.P. Each reporting person herein disclaims beneficial ownership of shares not directly held by such person.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002



MPM BIOEQUITIES ADVISER LLC             MPM BIOEQUITIES GP LLC



By:    /s/ Luke B. Evnin                By:    /s/ Luke B. Evnin
       ---------------------------             ---------------------------------
       Name: Luke B. Evnin                     Name: Luke B. Evnin
       Title: Manager                          Title: Manager




MPM BIOEQUITIES MASTER FUND L.P.

By:    MPM BIOEQUITIES GP L.P.,         MPM CAPITAL II GP LLC
       its General Partner

By:    /s/ Luke B. Evnin                By:    /s/ Luke B. Evnin
       ---------------------------             ---------------------------------
       Name: Luke B. Evnin                     Name: Luke B. Evnin
       Title: Manager                          Title: Manager



MPM BIOEQUITIES GP L.P.                 MPM BIOVENTURES I LP

By:    MPM BIOEQUITIES GP LLC,          By:    MPM BioVentures I LLC,
       its General Partner                     its General Partner

By:    /s/ Luke B. Evnin                By:    /s/ Luke B. Evnin
       ---------------------------             ---------------------------------
       Name: Luke B. Evnin                     Name: Luke B. Evnin
       Title: Manager                          Title: Manager